 UNITED  UPDATE

March 26, 2002
The following provides an update of United's expected financial results.

Financial and Operating Statistics - Forecast

Year-over-year Percent Increase (Decrease)
First Quarter 2002
Available seat miles	(19%)
Fuel price per gallon, average (including tax)	(22%)
Operating expenses per available seat mile (excluding fuel subsidiary)	3%

The financial results for the first two months of the quarter show continued favorable expense performance as a result of the company's cost reduction programs.

Fuel

For the first quarter the company estimates the cost of fuel to decrease 22% on a year-over-year basis, with the average price per gallon of jet fuel expected to be 71.3¢.  The company has hedged 22% of forecasted 2002 fuel consumption.

Available Seat Miles

The company anticipates available seat miles to decrease 16 - 17% in the second quarter of 2002, on a year-over-year basis.

Capital Spending

Total capital spending for the year 2001 was $2.5 billion.  The company projects total capital spending of $1.2 billion for 2002, a 50% reduction from previously planned levels.  There will be no aircraft capital spending in 2003.  The capital spending is allocated between aircraft and non-aircraft as follows:

(in $ billions)	2001	2002E
Aircraft	1.8	0.8
Non-aircraft	0.7	0.4
Total:	2.5	1.2

Other Information

In conjunction with the closing of its wholly owned subsidiary, Avolar, the company expects to record a special charge of $45 to $55 million, net of tax, in the first quarter.  This represents advance payments on aircraft purchases, termination fees and expenses incurred in the current period in support of the business and its orderly shutdown.

The recently passed economic stimulus package contains a provision allowing Net Operating Losses (NOLs) to be carried back five years (vs. two in the previous law).  This change enabled the company to carry back its 2001 loss and recover taxes paid during the 1996 to 2000 period.  As a result, the company has recently received a tax refund in excess of $450 million.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:  Certain information contained in this document is forward looking and involves risks and uncertainties that could result in actual results differing from expected results.  Forward-looking statements represent the Company's expectations and beliefs concerning future events, based on information available to the Company as of the date of this United Update.

Some factors that could significantly impact expected capacity, expenses, unit costs, capital spending, and fuel costs include, without limitation, the adverse impact of the September 11 terrorist attacks on the economy in general; the demand for air travel; the ability to reduce operating costs and conserve financial resources; the higher costs associated with new airline security directives and any other increased regulation of air carriers; the significantly higher costs of aircraft insurance coverage for future claims caused by acts of war, terrorism, sabotage, hijacking and other similar perils, and the extent to which such insurance will continue to be available; the ability to raise and the cost of financing in light of the September 11 events; the price of jet fuel; airline pricing environment; industry capacity decisions; competitors' route decisions; the success of the Company's cost-reduction efforts; the success of the Company's implementation of its financial recovery plan; results of union contract negotiations and wage rate reduction discussions and their impact on labor costs and operations; the willingness of customers to travel; actions of the U.S., foreign and local governments; foreign currency exchange-rate fluctuations; the economic environment of the airline industry and the economic environment in general.

Investors should not place undue reliance on the forward-looking information contained herein, which speaks to the factors included only as of the date of this United Update.  The Company disclaims any intent or obligation to update or alter any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.